Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Windstream Corporation of our reports dated March 1, 2007, relating to the financial statements and financial statement schedule, which appear in Windstream Corporation’s Annual Report on Form 10-K for the year ended December 31, 2006. We also consent to the references to us under the headings “Selected Historical Financial Data of Windstream” and “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Little Rock, Arkansas

March 30, 2007